Exhibit 99.1
CONSOL Energy Reports Fourth Quarter Net Income of $196 million, or $0.85 per Diluted Share;
Record Annual 2011 Net Income of $632 million,
or $2.76 per Diluted Share

PITTSBURGH (January 26, 2012) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported net income for the quarter ended December 31, 2011 of $196 million, or $0.85 per diluted share, compared to $104 million, or $0.46 per diluted share from the year-earlier quarter. Record net income for 2011 was $632 million, or $2.76 per diluted share, compared to $347 million, or $1.60 per diluted share for 2010.

The company set other annual records in 2011, including:

•
Record gas production of 153.5 Bcf (net to CONSOL), an increase of 20% from the 127.9 Bcf produced in 2010. Gas production in 2011 would have been approximately 160 Bcf, or a 25% increase, had the company not sold assets to Noble Energy and Antero Resources during the year.

•	Record overseas coal sales of 11.4 million tons, an increase of 68% from the 6.8 million tons sold overseas in 2010.

•	Record sales revenue of $5.7 billion, an increase of 14% from the $5.0 billion in 2010.

•	Record cash flow from operations of $1.5 billion, an increase of 36% from the $1.1 billion in 2010.

•	Baltimore Terminal shipped a record 12.6 million tons in 2011, besting the 1995 shipments of 12.4 million tons.

"CONSOL Energy has a world class set of assets," commented J. Brett Harvey, chairman and CEO. "In our Coal Division for 2011, we were able to combine reliable operations with astute marketing to generate record net income. Our record results were even more impressive when one realizes that, on the gas side, weakening gas prices throughout 2011 largely offset our record gas production. For CONSOL, 2011 was a year characterized by our ability to seize opportunities and, in some cases, to create opportunities."

Strategically, CONSOL Energy was successful in participating in the growth of world coal markets and in selling more of its crossover coal into lucrative met coal markets. CONSOL's coal is currently being sold on four continents.

In gas, the company formed one strategic partnership with Noble Energy, Inc. to jointly develop 628,000 acres in the Marcellus Shale, and a second partnership with Hess Corporation to explore for and develop oil, liquids, and gas on 200,000 acres of Utica Shale in Ohio. The two partnerships, along with the sale of an overriding royalty interest to Antero generated gross proceeds to CONSOL Energy of $841 million in 2011, and are expected to generate proceeds and carry of nearly $3.3 billion in the coming years.

The influx of cash from the gas transactions, along with the record cash flow from operations in 2011 of $1.5 billion, considerably strengthened the company's financial position during a time of economic uncertainty. During 2011, the company extended and expanded its revolvers, paid off all of its short term debt, and ended the year with a cash balance of $376 million. With 2011 capital expenditures of $1.4 billion and dividends paid of $96 million, the company was slightly cash flow positive, even before considering the proceeds received from the gas transactions. In response to the improved financial condition, CONSOL Energy's Board of Directors increased the regular quarterly dividend by 25%, with the annual dividend now set at $0.50 per share.

In safety, CONSOL Energy logged its best year, when measured by incident rates. The one fatality, however, indicates that we have work to do to get to Absolute Zero.

1The term "EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

2012 Capital Spending Revision

CONSOL Energy has trimmed its 2012 spending outlook to $1.5 billion, down from an earlier projected $1.7 billion. The revisions from the January 10, 2012 announcement are occurring mostly because a combination of mild weather and high production, which has caused natural gas prices to drop to a 10-year low. Gas investment in the Marcellus Shale has been reduced by approximately $130 million, as 23 (gross) wells have been deferred. CONSOL Energy and its joint development partner, Noble Energy, now expect to drill 99 Marcellus Shale wells. The reduction is not expected to impact 2012 estimated production of approximately 160 Bcf. Less drilling in 2012, however, coupled with the postponement of some pad development spending for the 2013 drilling program is causing the company to reduce its 2013 production guidance to 190 - 210 Bcfe, which would be 10 Bcfe lower than the earlier projection. CONSOL's 2015 goal of 350 Bcfe, however, remains unchanged because the drilling schedule in the out years has enough flexibility in it to accommodate a slightly reduced production goal in 2013.

In coal, CONSOL Energy has determined that some efficiency projects will be postponed, resulting in a reduction in coal capital spending of approximately $44 million.

The company will continue to monitor its level of investment with macro and industry-specific events during 2012.

2011 Fourth Quarter Discussion

Reported net income for the quarter was $196 million, or $0.85 per diluted share. This included (after-tax) net income of $33 million, or $0.15 per diluted share from the closing of the Hess transaction on October 21.

Total company sales revenue was nearly $1.4 billion. This was the highest ever achieved for CONSOL in a fourth quarter. As has been the case throughout 2011, most of the increase came from higher average realized prices across all three coal segments. The company's low-vol, high-vol and thermal coal categories had realized prices of $191, $78, and $59 per short ton, FOB mine, respectively. Coal margins, across all of the company's sales, were $17.95 per ton, an increase of $1.18 per ton from the year-earlier quarter. Expanding coal margins drove an increase in EBITDA1 and cash flow from operations. EBITDA in the quarter ended December 31, 2011 was $440 million. Cash flow from operations was $275 million while capital expenditures were $385 million for the December 2011 quarter.

For the third consecutive quarter, CONSOL's coal division has generated more cash from its met business than from its thermal business. This demonstrates the company's significant presence in the growing metallurgical markets.

While the gas division reported net income of $43.0 million for the fourth quarter, this includes a $33 million (after-tax) gain from the Hess transaction. Excluding the transaction, net income was higher than the year-earlier quarter because lower prices were more than offset by higher volumes. The company is encouraged that within the overall cost structure, the (fully-loaded) costs associated with its Marcellus Shale operations were $2.74 per Mcf, an improvement of $0.51 versus the $3.25 per Mcf reported in the 2011 third quarter.

Coal Division Results:

During 2011, the operating costs per ton were up less than 5% after adjusting for the effects of higher realizations, the placing in service of a new water treatment plant, and a production shift towards higher cost mines.  The DD&A rate was up 20%, reflecting continued investment in safe and efficient mines, as well as a full year of depreciation from the water treatment plant. Provisions and G&A increased by 22%, reflecting the effect of a lower discount rate, various long-term liabilities assumption changes, and increased support staffing. The company added more staff to prepare for growth, which we will be scaling back in this weaker environment. Overall costs per ton in 2011 were $52.22, versus $46.55 in 2010, for an increase of $5.67, or 12%.

Coal production in the quarter consisted of 1.4 million tons of low-vol, 1.2 million tons of high-vol, and 12.7 million tons of thermal, for a total of 15.3 million tons.
During the fourth quarter, total coal inventory increased by 0.1 million tons to 1.8 million tons as of December 31, 2011. Thermal coal inventory was unchanged at 1.6 million tons and Low-vol Buchanan inventory increased by 0.1 million tons, to 0.2 million tons.

1The term "EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010	2011	2010
Sales - Company Produced (millions of tons)	1.3	1.1	1.2	0.5	12.8	15.4
Coal Production (millions of tons)	1.4	1.2	1.2	0.5	12.7	15.1
Average Realized Price Per Ton - Company Produced	$191.13	$164.62	$77.91	$72.69	$59.25	$52.98
Operating Costs Per Ton	$52.00	$51.61	$41.13	$31.52	$39.44	$32.65
Non-Operating Charges Per Ton	$11.88	$9.59	$8.37	$5.12	$7.46	$5.58
DD&A Per Ton	$7.06	$5.03	$7.16	$5.72	$5.96	$5.04
Total Cost Per Ton - Company Produced	$70.94	$66.23	$56.66	$42.36	$52.86	$43.27
Average Margin Per Ton, before DD&A	$127.25	$103.42	$28.41	$36.05	$12.35	$14.75
Cash Flow before Cap. Ex and DD&A	$165	$114	$34	$18	$158	$227
Ending Inventory (MM tons)	0.2	0.2	N/A	N/A	1.6	1.9
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.

Coal Marketing Update:

Low-Vol: CONSOL achieved a record revenue year at Buchanan in 2011.  During the fourth quarter, two cargoes of a new high ash product were sold to China, opening up potentially new markets.  Additionally, 302,000 tons were booked for 2012 and 654,000 tons were re-priced.  Pricing averaged over $180 per ton, FOB mine.  Buchanan is 70% sold for 2012.

High-Vol: Development continues on the Bailey high-vol product as it is now being used in coking blends on four continents.  The coal is being tested for additional use at locations around the world.  CONSOL expects 2012 high-vol sales volumes to grow beyond the 4.8 million tons shipped in 2011.

Thermal:

U.S. Thermal: CONSOL's thermal coals are nearly sold out for 2012.  During the fourth quarter, 7.5 million tons of thermal for 2012 were re-priced at $64.22 per ton.  This represented an overall price improvement for these coals versus 2011.

European Thermal: 2.15 million tons of additional export thermal were committed in the fourth quarter including two multi-year deals, 352,000 tons of which will be delivered in 2012.  The balance will ship in future periods.  Pricing (FOB mine) was favorable compared to the domestic market.

For 2012, CONSOL Energy expects to export 9 - 11 million tons, across all sales categories.

Gas Division Results:

CONSOL Energy released detailed information on its gas operations in a release dated January 17, 2012.

The table below is a quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	December 31, 2011	December 31, 2010
Total Revenue and Other Income ($ MM)	$269.7	$196.5
Net Income	$43.0	$5.7
Net Cash from Operating Activities ($ MM)	$16.1	$93.2
Total Period Production (Bcf)	39.7	36.2
Average Daily Production (MMcf)	431	394
Capital Expenditures ($ MM)	$129.5	$128.9
Production results are net of royalties.

Coalbed Methane (CBM): Total production was 23.8 Bcf, an increase of 1% from the 23.6 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 7.2 Bcf (net to CONSOL), an increase of 118% from the 3.3 Bcf produced in the year-earlier quarter. The increase is attributable to increased drilling and longer laterals. Production would have been 13.8 Bcf in the quarter, had the Noble Energy JV not been consummated.

Conventional: Total production was 8.2 Bcf, a decrease of 6% from the 8.7 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	December 31, 2011	December 31, 2010
Average Sales Price	$4.68	$4.84
Costs - Production
Lifting	$0.84	$0.64
Production Taxes	$0.07	$0.09
DD&A	$1.00	$1.13
Total Production Costs	$1.91	$1.86

Costs - Gathering
Operating Costs	$0.64	$0.63
Transportation	$0.34	$0.37
DD&A	$0.21	$0.27
Total Gathering Costs	$1.19	$1.27

Costs - Administration	$0.76	$0.82

Total Costs	$3.86	$3.95

Margin	$0.82	$0.89
Note: Costs − Administration excludes incentive compensation and other corporate expenses.

CONSOL Energy 2012 Guidance

CONSOL Energy expects its net gas production to be approximately 160 Bcf (net to CONSOL) for 2012. First quarter gas production, net to CONSOL, is expected to be approximately 36 - 38 Bcf, as frac schedules and other seasonal factors are expected to limit wells turned online.

Total hedged gas production in the 2012 first quarter is 19.1 Bcf, at an average price of $5.25 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2012	2013	2014
Total Yearly Production (Bcf)	160	190 - 210	N/A
Volumes Hedged (Bcf),as of 1/17/12	76.9	47.0	40.2
Average Hedge Price ($/Mcf)	$5.25	$5.19	$5.34

COAL DIVISION GUIDANCE

	2011 Act.	1Q 2012 E	2012 E	2013 E	2014 E
Estimated Coal Production (millions of tons)	63.3	15.5 - 15.9	59.5 - 61.5	60.5 - 62.5	64.5 - 66.5
Est. Low-Vol Met Sales		1.0	4.5-5.0	4.5-5.0	4.5-5.0
Tonnage: Firm	5.6	1.0	1.9	0.1	—
Avg. Price: Sold (Firm)	$191.81	$189.68	185.66	93.48	N/A
Price: Estimated (For open tonnage)		$115-$145	$120-$150	N/A	N/A
Est. High-Vol Met Sales		1.0	5.0	5.0	5.5 - 6.0
Tonnage: Firm	4.8	0.7	1.9	0.2	0.1
Avg. Price: Sold (Firm)	$80.00	$84.47	$82.10	$90.27	$105.58
Price: Estimated (For open tonnage)		$68 - $75	$68 - $80	N/A	N/A
Est. Thermal Sales		13.2	49.6 - 51.1	50.4 - 51.9	53.9 - 54.9
Tonnage: Firm	52.9	12.5	49.7	23.5	14.4
Avg. Price: Sold (Firm)	$58.85	$61.64	$62.77	$62.77	$64.01
Price: Estimated (For open tonnage)		$58 - $65	$58 - $65	N/A	N/A
Note: N/A means not available or not forecast. In the thermal sales category, the firm tonnage does not include 4.7 million collared tons in 2013, with a ceiling of $59.78 per ton and a floor of $51.63 per ton or 7.0 million collared tons in 2014, with a ceiling of $60.13 per ton and a floor of $46.76 per ton.. Total estimated coal sales for 2012, 2013, and 2014 include 0.4, 0.6 and 0.6 million tons, respect-ively, from Amonate. The Amonate tons are not included in the category breakdowns. None of the Amonate tons has yet been sold.

Liquidity
Total company liquidity as of December 31, 2011 was $2.7 billion, including cash of $375.6 million.
As of December 31, 2011, CONSOL Energy had $1,473.3 million in total liquidity, which is comprised of $39.0 million of cash, $200 million available under the accounts receivable securitization facility, and $1,234.3 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $265.7 million.
As of December 31, 2011, CNX Gas Corporation had $1,266.5 million in total liquidity, which is comprised of $336.7 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings thereunder, and outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.4 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.7 trillion cubic feet, as of December 31, 2010. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com. The company will host a conference call at 10:00 a.m. ET. The call can be accessed at the investor relations section of the company's web site, at www.consolenergy.com. A set of slides accompanying the call will be posted to the web site approximately 30 minutes before the start of the call.

Non-GAAP Financial Measures

Definition: EBIT is defined as Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows:

	Three Months Ended
	December 31,
	2011	2010
Net Income Attributable to CONSOL Energy Shareholders	$195,635	$104,461

Add: Interest Expense	58,381	65,419
Less: Interest Income	(8,118)	(457)
Add: Income Taxes	42,035	33,996

Earnings Before Interest & Taxes (EBIT)	287,933	203,419

Add: Depreciation, Depletion & Amortization	151,785	154,284

Earnings Before Interest, Taxes and DD&A (EBITDA)	$439,718	$357,703

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2010 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Brandon Elliott at (724) 485-4526; Dan Zajdel at (724) 485-4169
Media: Lynn Seay at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Dollars in millions)

	Three Months Ended December 31, 2011
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$1,080	$9	$1,089	$187	$92	$1,368
Gas Royalty Interest	—	—	—	15	—	15
Freight Revenue	75	—	75	—	—	75
Other Income	3	10	13	68	3	84
Total Revenue and Other Income	1,158	19	1,177	270	95	1,542

Cost of Goods Sold	634	35	669	92	121	882
Gas Royalty Interests' Costs	—	—	—	13	—	13
Freight Expense	75	—	75	—	—	75
Selling, General & Admin.	30	23	53	30	(38)	45
DD&A	94	5	99	48	5	152
Interest Expense	—	—	—	2	56	58
Taxes Other Than Income	61	7	68	8	3	79
Total Costs	894	70	964	193	147	1,304

Earnings Before Income Taxes	$264	$(51)	$213	$77	$(52)	$238

Income Tax						$42

Net Income						$196

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011		2010
Sales—Outside	$1,367,646	$1,288,574	$5,660,813		$4,938,703
Sales—Gas Royalty Interests	14,738	16,248	66,929		62,869
Sales—Purchased Gas	1,047	2,947	4,344		11,227
Freight—Outside	75,225	29,171	231,536		125,715
Other Income	83,552	20,381	153,620		97,507
Total Revenue and Other Income	1,542,208	1,357,321	6,117,242		5,236,021
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	880,813	825,875	3,501,189		3,262,327
Gas Royalty Interests' Costs	12,749	13,642	59,331		53,775
Purchased Gas Costs	981	2,756	3,831		9,736
Freight Expense	75,225	29,000	231,347		125,544
Selling, General and Administrative Expenses	45,265	42,313	175,576		150,210
Depreciation, Depletion and Amortization	151,785	154,284	618,397		567,663
Interest Expense	58,381	65,419	248,344		205,032
Taxes Other Than Income	79,339	84,627	344,460		328,458
Abandonment of Long-Lived Assets	—	—	115,817		—
Loss on Debt Extinguishment	—	—	16,090		—
Transaction and Financing Fees	—	948	14,907		65,363
Total Costs	1,304,538	1,218,864	5,329,289		4,768,108
Earnings Before Income Taxes	237,670	138,457	787,953		467,913
Income Taxes	42,035	33,996	155,456	109,287	109,287
Net Income	195,635	104,461	632,497		358,626
Less: Net Income Attributable to Noncontrolling Interest	—	—	—		(11,845)
Net Income Attributable to CONSOL Energy Inc. Shareholders	$195,635	$104,461	$632,497		$346,781
Earnings Per Share:
Basic	$0.86	$0.46	$2.79		$1.61
Dilutive	$0.85	$0.46	$2.76		$1.60
Weighted Average Number of Common Shares Outstanding:
Basic	226,971,597	225,854,413	226,680,369		214,920,561
Dilutive	229,314,370	228,169,569	229,003,599		217,037,804
Dividends Paid Per Share	$0.125	$0.100	$0.425		$0.400

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$375,736	$32,794
Accounts and Notes Receivable:
Trade	462,812	252,530
Notes Receivable	314,950	408
Other Receivables	105,708	21,181
Accounts Receivable—Securitized	—	200,000
Inventories	258,335	258,538
Deferred Income Taxes	141,083	174,171
Recoverable Income Taxes	—	32,528
Prepaid Expenses	239,353	142,856
Total Current Assets	1,897,977	1,115,006
Property, Plant and Equipment:
Property, Plant and Equipment	14,087,319	14,951,358
Less—Accumulated Depreciation, Depletion and Amortization	4,760,903	4,822,107
Total Property, Plant and Equipment—Net	9,326,416	10,129,251
Other Assets:
Deferred Income Taxes	507,724	484,846
Restricted Cash	22,148	20,291
Investment in Affiliates	182,036	93,509
Notes Receivable	300,492	6,866
Other	288,907	220,841
Total Other Assets	1,301,307	826,353
TOTAL ASSETS	$12,525,700	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2011	December 31, 2010
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$522,003	$354,011
Short-Term Notes Payable	—	284,000
Current Portion of Long-Term Debt	20,691	24,783
Accrued Income Taxes	75,633	—
Borrowings Under Securitization Facility	—	200,000
Other Accrued Liabilities	770,070	801,991
Total Current Liabilities	1,388,397	1,664,785
Long-Term Debt:
Long-Term Debt	3,122,234	3,128,736
Capital Lease Obligations	55,189	57,402
Total Long-Term Debt	3,177,423	3,186,138
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	3,059,671	3,077,390
Pneumoconiosis Benefits	173,553	173,616
Mine Closing	406,712	393,754
Gas Well Closing	124,051	130,978
Workers’ Compensation	151,034	148,314
Salary Retirement	269,069	161,173
Reclamation	39,969	53,839
Other	124,936	144,610
Total Deferred Credits and Other Liabilities	4,348,995	4,283,674
TOTAL LIABILITIES	8,914,815	9,134,597
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 227,056,212 Outstanding at December 31,2011; 227,289,426 Issued and 226,162,133 Outstanding at December 31, 2010	2,273	2,273
Capital in Excess of Par Value	2,234,775	2,178,604
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,184,737	1,680,597
Accumulated Other Comprehensive Loss	(801,554)	(874,338)
Common Stock in Treasury, at Cost—233,214 Shares at December 31, 2011 and 1,127,293 Shares at December 31, 2010	(9,346)	(42,659)
Total CONSOL Energy Inc. Stockholders’ Equity	3,610,885	2,944,477
Noncontrolling Interest	—	(8,464)
TOTAL EQUITY	3,610,885	2,936,013
TOTAL LIABILITIES AND EQUITY	$12,525,700	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013
(Unaudited)
Net Income	—	—	632,497	—	—	632,497	—	632,497
Treasury Rate Lock (Net of $59 Tax)	—	—	—	(96)	—	(96)	—	(96)
Gas Cash Flow Hedge (Net of $68,310 Tax)	—	—	—	105,693	—	105,693	—	105,693
Actuarially Determined Long-Term Liability Adjustments (Net of $1,583 Tax)	—	—	—	(32,813)	—	(32,813)	—	(32,813)
Comprehensive Income	—	—	632,497	72,784	—	705,281	—	705,281
Issuance of Treasury Stock	—	—	(32,001)	—	33,313	1,312	—	1,312
Tax Benefit From Stock-Based Compensation	—	7,329	—	—	—	7,329	—	7,329
Amortization of Stock-Based Compensation Awards	—	48,842	—	—	—	48,842	—	48,842
Net Change in Noncontrolling Interest	—	—	—	—	—	—	8,464	8,464
Dividends ($0.425 per share)	—	—	(96,356)	—	—	(96,356)	—	(96,356)
Balance at December 31, 2011	$2,273	$2,234,775	$2,184,737	$(801,554)	$(9,346)	$3,610,885	$—	$3,610,885

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating Activities:
Net Income	195,635	104,461	$632,497	$358,626
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	151,785	154,284	618,397	567,663
Abandonment of Long-Lived Assets	—	—	115,817	—
Stock-Based Compensation	11,759	14,013	48,842	47,593
Gain on Sale of Assets	(56,490)	(1,433)	(46,497)	(9,908)
Loss on Debt Extinguishment	—	—	16,090	—
Amortization of Mineral Leases	3,459	270	7,608	4,160
Deferred Income Taxes	(53,131)	13,657	(53,011)	17,029
Equity in Earnings of Affiliates	(4,674)	(5,833)	(24,663)	(21,428)
Changes in Operating Assets:
Accounts and Notes Receivable	(33,558)	(29,405)	(83,770)	(96,245)
Inventories	(16,644)	3,793	(380)	48,919
Prepaid Expenses	5,042	5,242	4,431	(20,974)
Changes in Other Assets	1,299	(16,527)	17,745	7,237
Changes in Operating Liabilities:
Accounts Payable	46,332	15,671	144,652	78,839
Other Operating Liabilities	17,557	19,859	84,146	129,230
Changes in Other Liabilities	877	(29,494)	30,309	(15,443)
Other	5,954	3,824	15,393	36,014
Net Cash Provided by Operating Activities	275,202	252,382	1,527,606	1,131,312
Investing Activities:
Capital Expenditures	(384,908)	(332,116)	(1,382,371)	(1,154,024)
Acquisition of Dominion Exploration and Production Business	—	3,987	—	(3,470,212)
Purchase of CNX Gas Noncontrolling Interest	—	—	—	(991,034)
Proceeds from Sales of Assets	52,680	34,900	747,971	59,844
(Investments in) Distributions from Equity Affiliates	(14,984)	4,585	55,876	11,452
Net Cash (Used in) Provided by Investing Activities	(347,212)	(288,644)	(578,524)	(5,543,974)
Financing Activities:
Proceeds from (Payments on) Short-Term Borrowings	—	70,100	(284,000)	(188,850)
Payments on Miscellaneous Borrowings	(2,307)	(2,848)	(11,627)	(11,412)
(Payments on) Proceeds from Securitization Facility	—	—	(200,000)	150,000
Payments on Long-Term Notes, including Redemption Premium	—	—	(265,785)	—
Proceeds from Issuance of Long-Term Notes	—	—	250,000	2,750,000
Tax Benefit from Stock-Based Compensation	3,247	5,439	8,281	15,365
Dividends Paid	(28,384)	(22,585)	(96,356)	(85,861)
Proceeds from Issuance of Common Stock	—	—	—	1,828,862
Issuance of Treasury Stock	2,814	3,392	9,033	5,993
Debt Issuance and Financing Fees	(147)	(24)	(15,686)	(84,248)
Net Cash (Used in) Provided by Financing Activities	(24,777)	53,474	(606,140)	4,379,849
Net (Decrease) Increase in Cash and Cash Equivalents	(96,787)	17,212	342,942	(32,813)
Cash and Cash Equivalents at Beginning of Period	472,523	15,582	32,794	65,607
Cash and Cash Equivalents at End of Period	$375,736	$32,794	$375,736	$32,794